FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement ("First Amendment") is entered into this 15th Day of March, 2021 ("Effective Date") by and between Paesanos Office Building LLC, successor in interest to Blauners Paesanos Parkway LP., hereinafter referred to as "Landlord", and USIO, Inc. (formerly known as Payment Data Systems, Inc.), hereinafter referred to as "Tenant".

WITNESSETH:

Whereas, Tenant and Landlord have entered into that certain Lease Agreement dated February 9, 2018 ("Existing Lease"), for premises containing approximately 10,535 square feet of rentable area ("Original Premises") located at 3611 Paesanos Parkway, Suite #300, San Antonio, Texas; and

Whereas, Landlord and Tenant agree that the Existing Lease remains in Full Force and Effect and that Landlord and Tenant desire to extend the term of the Existing Lease and modify certain of its terms and conditions as set forth below.

Now, therefore, the parties hereto agree that the Existing Lease is amended as follows:

1. Expansion Space: Tenant will add Suite #200 totaling 2,734 square feet of rentable area ("Expansion Space") to the Existing Premises, such that as of the Expansion Commencement Date the total square feet shall hereinafter total 13,269 square feet of rentable area (with the Existing Premises and Expansion Space collectively called the "Entire Premises").

2. Expansion Commencement Date: Landlord will agree to complete all of Landlord Work as described in Section 4 prior to April 1st, 2021 ("Expansion Commencement Date"), provided that if for any reason Landlord is unable to deliver possession of the Expansion Space to Tenant before the anticipated Expansion Commencement Date, this First Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any damage resulting from Landlord's inability to deliver such possession. However, Tenant shall not be obligated to pay the Base Rent or Additional Rent that Tenant is required to pay for the Expansion Space until such possession of the Expansion Space has been delivered to Tenant by Landlord.

3. Rent Schedule: Subject to any changes as may be required elsewhere in this First Amendment, the Exhibit "A" to Commercial Lease is hereby replaced effective as of the Expansion Commencement Date with the Exhibit A to First Amendment, which for clarification does include two months' Base Rent only abatement for the Entire Premises and an extension of the Lease Term through September 30, 2024.

4. Landlord Work: Landlord will provide the following at Landlord's cost within the Expansion Space:

    - Install new flooring throughout including new carpet throughout and new tile in reception and conference room, with the intent of reasonably matching the carpet and tile to Tenant's Original Premises
    - New paint.

5. Prior Access: Tenant will be provided access to the Expansion Space as soon as Landlord's Work is complete in accordance with Section 2 of this First Amendment for the purpose of installing its furniture, cabling, computers and other equipment for the preparation of opening this space.

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6. Parking: Tenant will be provided additional Common Parking in the same ratio of 4 vehicles per 1,000 square feet of rentable area on the Property for the Expansion Space. In addition Tenant will be allocated four (4) additional Assigned Parking spaces free of charge during the Lease Term as designated in Exhibit B of this First Amendment. These parking spaces and the existing Assigned Parking will be

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designated and painted by Landlord's representatives as "USIO Reserved".

7. Storage Space: Landlord will allow the Tenant use of vacant space for storage of Tenant Items at no cost ("Storage"). Tenant will maintain the space as any other lease space and will vacate the space if Landlord leases the space with Landlord providing Seven (7) days' notice. Should Tenant still require such Storage, then Landlord will provide other space for Tenant's use and consideration if Landlord has space available.

8. Estoppel. As of the date of this First Amendment, there are no defaults by Tenant and no event has occurred or situation exists which would, with the passage of time, constitute a default by Tenant under the Lease. The parties acknowledge and agree that as of the date hereof, there are no amounts of Base Rent and Additional Rent owing to Landlord. Landlord and Tenant have no dispute with respect to any payment of Base Rent and/or any other payment due under the Lease heretofore made by Tenant. Tenant as of the date hereof is in possession of the entire Premises; and Landlord is satisfied with the condition of the same and Tenant has fully and properly fulfilled all of its obligations under the Existing Lease.

9. Brokers. Landlord and Tenant each represents that, except for Site Selection Group LLC ("Tenant's Broker") and Kuyrkendall & Company Inc. ("Landlord's Broker"), collectively "Brokers" it has dealt with no broker, agent or other person in connection with this First Amendment and that no broker, agent or person (other than Brokers) brought about this Lease, and each party shall indemnify and hold the other harmless from and against any and all claims, losses, costs or expenses (including reasonable attorneys' fees and expenses) by any broker, agent or person (other than Brokers) claiming a commission or other form of compensation. Landlord agrees to pay the Tenant's Broker a fee calculated as four percent (4%) of the new Expansion Space lease consideration of this First Amendment for services related to this First Amendment within thirty (30) days after execution of this First Amendment.

10. Binding. All of the terms and conditions of this First Amendment shall extend to and be binding upon the heirs, successors and/or assigns of the parties hereto.

11. Other Terms. Except as specifically extended and modified by this First Amendment, all other terms and conditions of the Existing Lease shall remain in full force and effect during the Lease Term.

LANDLORD: Paesanos Office Building LLC	TENANT: USIO Inc.
BY: Sanjay Misra	BY: Louis Hoch
NAME: Sanjay Misra	NAME: Louis Hoch
TITLE: Member	TITLE: CEO

Exhibit A

USIO Base Rent Schedule

INTIAL PREMISES – 10,535 SF

EXPANSION PREMISES – 2,734

TOTAL PREMISES – 13,269 SF

PERIOD	ANNUAL RENT	MONTHLY RENT	BASE RENT PSF
04/01/21 – 05/31/21	-0-		
06/01/21 – 07/31/21	$272,014.50	$22,667.88	$20.50
08/01/21 – 07/31/22	$278,649.00	$23,220.75	$21.00
08/01/22 – 07/31/23	$285,283.50	$23,773.63	$21.50
08/01/23 – 07/31/24	$291,918.00	$24,326.50	$22.00
08/01/24 – 09/30/24	$291,918.00	$24,326.50	$22.00

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Exhibit B

Tenant Assigned Parking

Tenant will have assigned parking in the spaces below marked with a RED X



PAESANOS PKWY
(VARIABLE WIDTH PRIVATE STREET)
LOT 2025
BLOCK 25
2.000 ACRES
THREE-STORY
BUILDING (11,468 SQ. FT.)
ADDRESS:
361 PAESANO PARKWAY
ASPHALT PAVEMENT
ASPHALT PAVEMENT
ASPHALT PAVEMENT
N74° 51'25"E
S03° 58'20"E
259.58
N03° 58'20"W
233.03'
S86° 01'40"W
299.93'
S78° 03'25"W
52.55

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